                                                                     EXHIBIT 2.2


              FIRST AMENDMENT TO PLAN OF REORGANIZATION AGREEMENT


          THIS FIRST AMENDMENT TO PLAN OF REORGANIZATION AGREEMENT dated as of September 9, 1996 (the "First Amendment") amends the Plan of Reorganization
                       -----------------
Agreement dated as of May 15, 1996 (the "Agreement") among the parties named on
                                        ------------
the signature page hereof. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.

                                    RECITALS
                                    --------

          A. The managing underwriter for the Offering has recommended: (i) that the proposed size of the Offering and the proposed range of the initial public offering price of Holdings Common Stock be reduced; (ii) that to increase net proceeds of the Offering to the Company for the production of animated programming and general corporate purposes, 450,000 shares of Holdings Redeemable Preferred Stock not be redeemed for cash, except to the extent (if any) of net proceeds (less accrued and unpaid dividends on all such 450,000 shares of Holdings Preferred Stock) from the exercise of the underwriters' over-allotment option (the "Green Shoe"); (iii) in the event such net proceeds (less
                       ----------
such accrued and unpaid dividends) (if any) are not sufficient to redeem all 450,000 shares of Holdings Redeemable Preferred Stock, the Company shall redeem the remaining 450,000 shares of Holdings Redeemable Preferred Stock and shall issue Holdings Common Stock upon such redemption.

          B. The Parties have agreed to such recommendations of the managing underwriter and wish to enter this First Amendment to effect the necessary changes to the Agreement.

          C. Since the date of the Agreement there have been no changes in the equity capitalization of the Company, except that in connection with a commitment to purchase certain Senior Notes of Film Roman California by the Founder and certain of the Institutional Investors, the Founder and such Investors will be issued warrants to purchase California Common Stock (the "1996
                                                                            ----
Warrants"). Any Senior Notes will not be affected by the Merger, and the 1996
- ---------
Warrants are not exercisable prior to the Merger. Pursuant to the antidilution provisions thereof, each 1996 Warrant will become, as a result of the Merger, entitled to purchase for the same aggregate exercise price a number of shares of Holdings Common Stock equal to the number of shares of California Common Stock for which it was theretofore exercisable times 1.25. Accordingly, the Senior Notes and the 1996 Warrants need not be further dealt with in this First Amendment.

                                   AGREEMENT
                                   ---------

          In consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.   AMENDMENTS

     1.1  Redemption.  In addition to the terms for the Holdings Redeemable
          -----------
Preferred Stock provided in the Agreement, Holdings Redeemable Preferred Stock shall have the terms set forth in this Section 1.1. Immediately following the Merger and the closing of the Offering, 750,000 shares of Holdings Redeemable Preferred Stock shall be redeemed with the proceeds from the Offering; provided, however, that 15,000 of such shares shall be redeemed from Opco Senior Executive Investment Partnership, L.P., and the remaining 735,000 of such shares shall be redeemed pro rata from BCI Growth III, L.P., Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of ICI American Holding Inc., and Declaration of Trust for Defined Benefit Plans of Zeneca Holding Inc. (collectively, the "Remaining Holders"). The Company shall redeem the remaining 450,000 shares of Holdings Redeemable Preferred Stock on the later of (x) the date of the exercise of the Green Shoe, (y) the date of the expiration or termination of the Green Shoe, or (z) the date of the last closing of the Offering, which redemption shall, at the Company's option be for cash or for shares of Holdings Common Stock (at a redemption price of 1.3072 shares of Holdings Common Stock for each share of Holdings Redeemable Preferred Stock); provided, however, that if the Company receives any net proceeds from the exercise of the Green Shoe, the Company shall redeem for cash shares of Holdings Redeemable Preferred Stock pro rata among the Remaining Holders, to the extent of such net proceeds (less the amount of any accrued and unpaid dividends on all such 450,000 shares of Holdings Redeemable Preferred Stock).

     1.2  Delivery of Certificates.  To the extent the Holdings Redeemable
          -------------------------
Preferred Stock is redeemed for shares of Holdings Common Stock, as soon as practicable after the such redemption, Film Roman Holdings will deliver to the Remaining Holders certificates for such shares of Holdings Common Stock.

     1.3  Gross Proceeds.  The condition that the Company receive at least $32
          --------------
million in gross proceeds pursuant to the Offering is amended to provide for gross proceeds of not less than $20 million.

     1.4  Termination Date.  If the Closing has not occurred by November 15,
          -----------------
1996, any Party may terminate the Agreement.  The date " September 30, 1996" in
Section 9.1 is amended to "November 15, 1996."

2.   OTHER CHANGES

     2.1  No Other Amendment.   The Parties approve the Agreement as so amended,
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and affirm that there are no other amendments to the Agreement.

          IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first above written.


"FILM ROMAN CALIFORNIA"

Film Roman, Inc.,
a California corporation



By  /signature/
     Name:
     Title:

"FILM ROMAN HOLDINGS"

Film Roman, Inc.,
a Delaware corporation



By  /signature/
     Name:
     Title:


"FOUNDER"



/signature/
Phil Roman


I consent to the foregoing:



/signature/
Mrs. Phil Roman

"INSTITUTIONAL INVESTORS"

BCI GROWTH III, L.P.

By Teaneck Associates, L.P.,
     Its General Partner



By  /signature/
     General Partner


DELAWARE STATE EMPLOYEES' RETIREMENT FUND

By Pecks Management Partners Ltd.,
     Its Investment Advisor



By  /signature/
     Managing Director


DECLARATION OF TRUST FOR DEFINED BENEFIT
PLANS OF ICI AMERICAN HOLDING INC.

By Pecks Management Partners Ltd.,
     Its Investment Advisor



By  /signature/
     Managing Director


DECLARATION OF TRUST FOR DEFINED BENEFIT
PLANS OF ZENECA HOLDING INC.

By Pecks Management Partners Ltd.,
     Its Investment Advisor



By  /signature/
     Managing Director

OPCO SENIOR EXECUTIVE INVESTMENT PARTNERSHIP, L.P.

By OPCO Partners, Inc.,
     Its General Partner



By  /signature/
     General Partner


"OPCO"

OPPENHEIMER & CO., INC.



By  /signature/